Exhibit 99.1

Aytu BioScience Enters $1.8 Billion U.S. Prescription Sleep Aid Market with Exclusive License to Zolpimist™ to Expand Company’s Commercial-Stage Product Portfolio

Company acquires FDA-approved, commercial-stage product to complement Natesto® sales efforts among primary care physicians

ENGLEWOOD, CO, June 13, 2018 /ACCESSWIRE/ — Aytu BioScience, Inc. (NASDAQ: AYTU) (the “Company”), a specialty pharmaceutical company focused on global commercialization of novel products addressing significant medical needs, today announced that the Company has exclusively licensed Zolpimist™ (zolpidem tartrate oral spray) in the United States and Canada. Annual sales in the U.S. prescription sleep aid category were $1.8 billion over the 12-month period ending February 2018, approximately the same as the testosterone replacement prescription category.1 The Company believes that the addition of Zolpimist will complement ongoing Natesto selling efforts among primary care physicians and add another revenue-generating product to the Company’s portfolio.

Zolpimist is an FDA-approved, proprietary, oral spray formulation of zolpidem tartrate and is indicated for the short-term treatment of insomnia characterized by difficulties with sleep initiation. Insomnia is the most common specific sleep disorder, with short-term sleep issues reported by about 30% of U.S. adults.

Josh Disbrow, Aytu BioScience’s Chief Executive Officer commented, “We continue to be pleased with the ongoing launch of Natesto in the U.S. via the Company’s direct sales force and the momentum we have achieved through our recently launched Natesto Support Program. We are now excited to add another approved product to our portfolio. Given the substantial overlap in prescribers of testosterone replacement therapies, and Natesto in particular, and anti-insomnia treatments, we believe that this acquisition enables the Company to efficiently expand its product portfolio and market both Natesto and Zolpimist to the primary care physicians we already call on. Our prescribers have embraced the novel nasal delivery of Natesto for the treatment of hypogonadism, and likewise, we believe that Zolpimist’s uniquely-delivered oral spray will present a unique, complementary clinical story in a similarly large, adjacent therapeutic category. We look forward to launching Zolpimist while continuing to drive adoption of Natesto in the U.S.”

For the twelve months ending February 2018, there were over 43 million prescriptions of non-benzodiazepine sleep aids written in the U.S., and zolpidem tartrate (brand name Ambien®) was the most commonly prescribed sleep aid. More than 30 million prescriptions of various forms of zolpidem tartrate are prescribed annually in the U.S.1

Zolpimist’s unique oral spray formulation enables high bioavailability via rapid absorption through the oral mucosa and no first-pass metabolism through the liver, resulting in a rapid onset of sleep.

The Company is planning to launch Zolpimist later this calendar year via its direct sales force, calling on the overlapping prescribers of both testosterone replacement therapies and insomnia treatments. Over 50% of current Natesto prescribers are primary care clinicians and significant prescribers of sleep aids, so the Company expects to synergize sales efforts by promoting two products to these same physician targets.

Mr. Disbrow continued, “We believe Zolpimist will serve a large need in insomnia, which affects up to 30% of Americans, while giving our sales representatives another novel product to sell to their primary care physicians. We thank licensor Magna Pharmaceuticals for selecting Aytu BioScience to commercialize Zolpimist and look forward to working with Magna as we build awareness and grow prescription demand for this important, novel product.”

Additional details of the exclusive licensing agreement are available via an 8-K that was filed with the Securities Exchange Commission on June 13, 2018.

1. Symphony Health PHAST Prescription Monthly. Non-Benzo Sleep Aid Class TRxs; Current 12 Months Ending February 2018.

About Aytu BioScience, Inc.

 Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products addressing significant medical needs. The Company currently markets Natesto®, the only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or "Low T"). Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared, Australian TGA approved product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k medical device clearance by the FDA. Aytu recently acquired exclusive U.S. rights to Zolpimist™, an FDA-approved, commercial-stage prescription sleep aid indicated for the short-term treatment of insomnia characterized by difficulties with sleep initiation. Aytu's strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within large, growing markets. For more information visit aytubio.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. These statements include, but are not limited to, statements regarding our plans to commercialize Zolpimist, potential prescribers’ acceptance of Zolpimist, the effectiveness of Zolpimist in treating insomnia and any anticipated development related activities the Company anticipates undertaking using Zolpimist. When used herein, the words "anticipate," "believe," "estimate," "upcoming," "plan," "target", "intend" and "expect" and similar expressions, as they relate to Aytu BioScience, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended June 30, 2017, and in other documents and reports we file from time to time with the SEC.

For more information:

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com